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                                                                    Exhibit 10.8

                               Sapient Corporation
                               One Memorial Drive
                               Cambridge, MA 02141



                                                                   June 30, 2000


Fleet National Bank
100 Federal Street
Boston, MA  02110

Gentlemen:

         This letter agreement will set forth certain understandings between Sapient Corporation, a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Revolving Loans (hereinafter defined) to be made by the Bank to the Borrower and with respect to letters of credit issued or to be issued by the Bank for the account of the Borrower. This letter agreement replaces and supersedes in its entirety that certain letter agreement dated July 14, 1994 between the Borrower and Fleet Bank of Massachusetts N.A., as amended (as so amended, the "Prior Credit Agreement"), the Bank having succeeded by merger to the interests of Fleet Bank of Massachusetts, N.A. thereunder. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.  AMOUNTS AND TERMS

         1.1. THE BORROWING; REVOLVING NOTE. Subject to the terms and conditions hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to ss.5.2 or ss.6.7; provided, however, that the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the Maximum Revolving Amount (hereinafter defined). Within such limit, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The Revolving Loans shall be evidenced by that certain $5,000,000 face principal amount promissory note of even date herewith (the "Revolving Note") made by the Borrower and payable to the order of the Bank. Interest on the Revolving Loans shall be payable at the times and at the rate provided for in the Revolving Note. After the occurrence and during the continuance of any Event of Default, interest on the Revolving Loans will, at the Bank's option, accrue and be payable at a fluctuating rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum PLUS (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law). The Borrower hereby irrevocably authorizes the Bank to make or cause to


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be made, on a schedule attached to the Revolving Note or on the books of the
Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note. All payments of interest, principal and any other sum payable hereunder and/or under the Revolving Note shall be made to the Bank, in lawful money of the United States in immediately available funds, at its office at 100 Federal Street, Boston, MA 02110 or to such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Revolving Note and/or any of the other Loan Documents, next to interest then accrued on account of any Revolving Loans or letter of credit reimbursement obligations and only thereafter to principal of the Revolving Loans and letter of credit reimbursement obligations. All interest and fees payable hereunder and/or under the Revolving Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.2. REPAYMENT; RENEWAL. The Borrower shall repay in full all Revolving Loans and all interest thereon upon the first to occur of: (i) the Expiration Date or (ii) an acceleration under ss.5.2(a) following an Event of Default. The Borrower may repay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan. The Bank may, at its sole discretion, renew the financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.3. ADVANCES AND PAYMENTS. The proceeds of all Revolving Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital purposes; provided that availability for Revolving Loans may also be used to obtain letters of credit pursuant to ss.1.4 below.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums due, from time to time, under this letter agreement and/or the Revolving Note and/or with respect to any letter of credit; and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Revolving Note or with respect to any letter of credit.


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         Whenever any payment to be made to the Bank hereunder or under the
Revolving Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Revolving Note and/or with respect to any letter of credit shall be made without deduction of any impositions or taxes and without reduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank.

         1.4. LETTERS OF CREDIT. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of each such issuance and after giving effect thereto the Aggregate Bank Liabilities will not exceed $5,000,000. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Revolving Loan to be made hereunder. The Borrower hereby irrevocably requests that such Revolving Loans be made. The three outstanding letters of credit issued under the Prior Credit Agreement will be deemed letters of credit described in and subject to this letter agreement.

         1.5. CONDITIONS TO ADVANCE. Prior to the making of the initial Revolving Loan or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Revolving Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Revolving Loan or letter of credit issuance (including the initial Revolving Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Revolving Loan is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement shall continue to be correct in all material respects as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.


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         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Revolving Loan or for the issuance of any letter of credit, and each acceptance by the Borrower of the proceeds of any Revolving Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan or the date of issuance of such letter of credit, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.5 will be satisfied.

         II.  REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Revolving Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and is in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any facility, sales office, warehouse or other location, and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture pursuant to any arrangement which would give another party to such partnership or joint venture the power to incur any Indebtedness for which Borrower would be generally liable.

         (b) At the date of this letter agreement, no Person is known by the Borrower to own 5% or more of the outstanding capital stock of the Borrower, except as set forth on item 2.1(b) of the attached Disclosure Schedule.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or


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         loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate could reasonably be expected to result in a loss in excess of $100,000 to the Borrower or any Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound, other than any such violation which could not reasonably be expected to result in any material adverse effect on the Borrower or any such Subsidiary.

         (g) The Borrower has filed (and has caused each of its Subsidiaries to file) all federal, state and local tax returns, reports and estimates required to be filed by the Borrower and/or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower or the relevant Subsidiary has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits,



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certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used.

         (i) The audited financial statements of the Borrower as at December 31, 1999, heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower as at the respective dates thereof and for the periods covered thereby. Neither the Borrower nor any of the Borrower's Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Since December 31, 1999, there has been no material adverse development in the business, condition or prospects of the Borrower, and (except as otherwise noted on item 2.1(i) of the attached Disclosure Schedule) the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at One Memorial Drive, Cambridge, MA 02141.

         (k) The Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises needed to conduct its business. The conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business, prospects, assets or condition, financial or otherwise, of the Borrower.

         (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee while employed by the Borrower.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

         (n) The Borrower has (i) reviewed the areas within its business and operations (and those of its Subsidiaries and material vendors) which could be adversely affected by failure to become "Year 2000 Compliant" (that is that computer applications, imbedded microchips and other systems used by the Borrower and/or its Subsidiaries and/or such material vendors will be able properly to recognize and perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999); (ii) implemented a plan to become Year 2000 Compliant in a timely manner; and (iii) committed adequate resources to support its Year 2000 plan. The Borrower reasonably believes that it and its Subsidiaries and such material vendors are and will remain Year 2000 Compliant except to the extent that a failure to do so would not have a material adverse effect on the business, prospects, assets or condition, financial or otherwise, of the Borrower. The Borrower will, at the request of the Bank, provide such reports and such other



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information as the Bank may reasonably request in order to evidence such Year
2000 compliance.

         III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified and in good standing in Massachusetts. The Borrower will qualify to do business and will remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, sales office, warehouse or other facility and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its fixed assets in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the



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foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all lease obligations, all material trade debt, purchase money obligations, equipment lease obligations and all of its other material Indebtedness. The Borrower will perform and fulfill all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. ACCOUNTS. The Borrower will maintain its principal depository and operating accounts with the Bank.


         3.5. CONDUCT OF BUSINESS. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures, except for (A) up to $150,000,000 which the Borrower may (subject to the limitation contained in the next following sentence) invest in digital business ventures in which the Borrower will obtain an equity interest (the "Digital Business Ventures") and (B) investments in other business and ventures (the "Other Permitted Ventures") which will not exceed $10,000,000 per investment nor $25,000,000 in the aggregate during the term of this letter agreement and which will, in any event, be subject to the limitation contained in the next following sentence. Without limitation of the requirements of the immediately preceding sentence, in any event, the aggregate amount invested pursuant to clause (A) and/or clause (B) of the immediately preceding sentence will not exceed $150,000,000 during the term of this letter agreement.

         3.6. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank:

                  (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of each such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified". Within 90 days after the beginning of each fiscal year, the Borrower will furnish to the Bank a budget for such fiscal year in detail reasonably satisfactory to the Bank.

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries and related consolidated



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         statements of income and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles consistently applied fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of each such fiscal quarter and such statements of income and cash flow to be for each such fiscal quarter and for the fiscal year to date, and a comparison to the comparable period for the prior fiscal year.

                  (iii) At the time of delivery of each annual or quarterly financial statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each financial statement given as at the end of any fiscal quarter will also set forth the calculations necessary to evidence compliance with ss.ss.3.7-3.10.

                  (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by such accountants.

                  (v) As soon as possible and in any event within five days of the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of each such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

                  (vi) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided that this clause (vi) will not be deemed to require the Borrower to give notice of any such action, suit or proceeding which, even if same were to be decided adversely to the Borrower or any such Subsidiary, would not reasonably be expected to result in a loss of more than $100,000 to the Borrower or any such Subsidiary.

                  (vii) A copy of each periodic or current report filed with the SEC or any successor agency, each annual report, proxy statement and other communication sent to shareholders or other securityholders generally, and each statement, press release or other communication publicly disseminated, such copy to be provided to the Bank promptly upon such filing with the SEC or such communication with shareholders or securityholders or such public dissemination, as the case may be.



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                  (viii) Promptly after the Borrower has knowledge thereof,
         written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (ix) Promptly upon request, such other information respecting the financial condition, operations, receivables, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. DEBT TO WORTH. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with June 30, 2000), on a consolidated basis a Leverage Ratio of not more than 1.0 to 1. As used herein, "Leverage Ratio", as determined at any date, means the ratio of (x) total Indebtedness of the Borrower and Subsidiaries then outstanding to (y) consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         3.8. NET WORTH. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower, a consolidated Tangible Net Worth which shall not be less than the then-effective TNW Requirement. As used herein, the "TNW Requirement" will be deemed to have been $316,00,000 as at March 31, 2000; and as at the last day of each fiscal quarter thereafter (each, a "Determination Date") (beginning with June 30, 2000) the TNW Requirement will be deemed to become an amount equal to the sum of: (i) that TNW Requirement which had been in effect on the last day of the immediately preceding fiscal quarter, PLUS (ii) 80% of the net proceeds of any equity securities sold by the Borrower during the fiscal quarter ending at such Determination Date, PLUS (iii) 80% of the consolidated Net Income of the Borrower and Subsidiaries during said fiscal quarter ending at such Determination Date (but without giving effect to any Net Income which is less than zero for any fiscal quarter).

         3.9. QUICK RATIO. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with June 30, 2000), a Quick Ratio of not less than 1.5 to 1. As used herein, "Quick Ratio", as determined at any fiscal quarter-end, is the ratio of (x) Net Quick Assets of the Borrower as at such fiscal quarter-end to (y) Current Liabilities of the Borrower and its Subsidiaries (on a consolidated basis) as at such fiscal quarter-end.

         3.10. PROFITABILITY. For each fiscal quarter (commencing with the fiscal quarter ended June 30, 2000), the Borrower will achieve quarterly consolidated Net Income of at least $1.00 ("Net Income" being calculated for this purpose without reduction for any non-cash expenses relating to acquisitions or other non-cash charges resulting from changes in United States accounting pronouncements which become effective only after December 31, 1999).

         3.11. BOOKS AND RECORDS. The Borrower will maintain (and will cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its officers, directors and/or independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.11. (Notwithstanding the provisions of the immediately preceding sentence and of Section 6.1 below, the Borrower shall not be obligated to pay the costs of more than one examination of the Borrower's books and records by the Bank per calendar year; provided that this limitation will not apply to any additional examination made after the occurrence and during the continuance of any Event of Default.) Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         IV.  NEGATIVE COVENANTS

         Without limitation of any other covenants and agreements contained herein or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Revolving Note and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets and other than Indebtedness in respect of operating leases) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) hereafter incurred to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business, provided that the total of Indebtedness permitted under this clause
         (iv) plus presently-existing equipment financing permitted under clause
         (v) of this ss.4.1 will not exceed $100,000 in the aggregate outstanding at any one time;

                  (v) operating leases of equipment and/or realty; provided that the aggregate rent payable under all such leases does not exceed $21,000,000 per fiscal year of the Borrower;

                  (vi) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule; and

                  (vii) any guaranties or other contingent liabilities expressly permitted pursuant to ss.4.3.

         4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens"), upon or with respect to any of its property or assets (including, without limitation, any trustee process affecting any account of the Borrower with the Bank), now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv) Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause
         (iv) of ss.4.1; provided that no such Lien will extend to any property of the Borrower other than the specific items of equipment financed; or

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

         4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule, (iii) guaranties in the nature of performance bonds, in an aggregate amount not to exceed $3,000,000 outstanding at any one time, and (iv) guaranties which may be given by the Borrower in the ordinary course of its business with respect to performance by foreign Subsidiaries of the Borrower of contracts (not involving the borrowing of money).

         4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock; provided, however, that so long as no Event of Default exists or would result therefrom, the Borrower may, without such consent, expend up to $500,000 per fiscal year in order to repurchase shares of its capital stock now or hereafter issued to employees, such repurchase to be made pursuant to the rights of first refusal applicable to such shares.

         4.5. LOANS AND ADVANCES. The Borrower will not make (and will not permit any Subsidiary to make) any loans or advances to any Person, including, without limitation, the Borrower's directors, officers or employees, except advances to such directors, officers or employees which will not exceed, in the aggregate, $3,000,000 outstanding at any one time. Such loans and advances outstanding at the date hereof are listed on item 4.5 of the attached Disclosure Schedule. Advances which are made by the Borrower to employees against their bonuses and which are currently expensed as salary by the Borrower will not be deemed "loans" or "advances" within the meaning of the first two sentences of this ss.4.5.

         4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits with or certificates of deposits issued by any other bank organized in the United States having capital in excess of $100,000,000, (vi) Eurodollar investments made through the Bank or any offshore branch or affiliate of the Bank, and (vii) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to ss.4.7 below and/or in Digital Business Ventures and/or in Other Permitted Ventures now existing or hereafter entered into; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and/or Digital Business Ventures and/or Other Permitted Ventures and any debt owed by any Subsidiary and/or any Digital Business Venture and/or any Other Permitted Venture to the Borrower) will not be less than 85% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries.

         4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will inform the Bank promptly upon forming or acquiring any Subsidiaries, with all investments in Subsidiaries to be limited as provided in clause (vii) of ss.4.6. Except for investments in Digital Business Ventures and other investments expressly permitted by ss.3.5 above, the Borrower will not, without the prior written consent of the Bank, make any other acquisition of the stock of any other Person or of all or substantially all of the assets of any other Person. The Borrower will not become a partner in any partnership pursuant to any arrangement which would give another partner the power to incur any Indebtedness for which the Borrower would be generally liable.

         4.8. MERGER. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person, or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

         4.9. AFFILIATE TRANSACTIONS. Except as otherwise provided in the last sentence of this ss.4.9, the Borrower will not, without prior written consent of the Bank (such consent not to be unreasonably withheld or delayed), enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to prohibit the payment of salary, bonus or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise. Nothing contained in this ss.4.9 will be deemed to apply to the relationship between the Borrower and any Digital Business Venture in which it is an investor.

         4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive offices or principal place of business from the address described in ss.2.1(j) above, without, in each instance, giving the Bank prompt prior written notice thereof. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. HAZARDOUS WASTE. Except as provided below, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any known release or known threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. NO MARGIN STOCK. No proceeds of any Revolving Loan shall be used directly or indirectly to purchase or carry any margin security.

         V.  DEFAULT AND REMEDIES

         5.1. EVENTS OF DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank in respect of any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Revolving Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of ss.ss.3.1, 3.3, 3.6, 3.7, 3.8, 3.9 or 3.10 or Article IV; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or undertaking now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank), including, without limitation, any foreign exchange contracts, any automated clearinghouse transactions and/or the Borrower's corporate credit card program; or

         (f) Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower or any Subsidiary of the Borrower in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder of holders thereof; or

         (g) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (h) Any final uninsured judgment in excess of $500,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction, unless such judgment is paid, vacated, bonded or stayed within 30 days following the entry thereof (and if bonded or stayed, such bond or stay shall remain in effect until the judgment is paid or vacated); or

         (i) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank may have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary.

         5.2. RIGHTS AND REMEDIES ON DEFAULT. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amount of the Revolving Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the revolving financing arrangements provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Revolving Note and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         5.3. SET-OFF. The Borrower hereby grants to the Bank a lien, security interest and right of set-off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Corporation or in transit to any of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower, even though contingent or unmatured and without regard for the availability or adequacy of other collateral. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         5.4. LETTERS OF CREDIT. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Revolving Loans or (ii) if this letter agreement and/or the revolving financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to 110% of the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower, such sum to be pledged to the Bank as security for reimbursement obligations which may arise in respect of said letters of credit.

         VI.  MISCELLANEOUS

         6.1. COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Revolving Loan or any letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Revolving Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from that date which is 30 days after the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) four (4%) percent PLUS (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. CAPITAL ADEQUACY. If the Bank shall have determined that the adoption or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, the within-described revolving loan facility and/or letters of credit issued for the account of the Borrower to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower; and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans, the within-described revolving loan facility and/or such letters of credit.

         A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this Section.

         6.3. FACILITY FEES. The Borrower will pay to the Bank, with respect to the revolving credit facility provided for herein, on the date of execution of this letter agreement and on the first day of each calendar quarter thereafter, as long as the within-described revolving loan arrangements are in effect, a non-refundable quarterly facility fee payable in advance in the amount of $1,875 per quarter (appropriately pro-rated for any partial calendar quarter). In addition, if the revolving credit arrangements established by this letter agreement are terminated by the Borrower at any time for any reason or by the Bank as a result of the Borrower's default, the Borrower shall forthwith upon such termination pay to the Bank a sum equal to all of the fees which would have become due pursuant to the first sentence of this Section from the date of such termination through the Expiration Date. The fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.4. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or in any such other agreement. The Borrower acknowledges that the Prior Credit Agreement has been determined and the Bank has no obligation to make any further loans or advances under the Prior Credit Agreement.

         6.5. GOVERNING LAW. This letter agreement and the Revolving Note shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.6. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  Sapient Corporation
                  One Memorial Drive, 3rd Floor
                  Cambridge, MA  02141
                  Attention:  Edward Goldfinger, Chief Financial Officer

                  with a copy to:

                  Deborah Gray, Vice President and General Counsel Sapient Corporation
                  One Memorial Drive, 3rd Floor
                  Cambridge, MA  02141

                  If to the Bank:

                  Fleet National Bank
                  Technology & Communications Group
                  Mail Code:  MA DE 10008F
                  100 Federal Street
                  Boston, MA  02110
                  Attention:  Daniel G. Head, Jr., Senior Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand-delivered or delivered by overnight delivery service, same shall be effective upon receipted delivery.

         6.7. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Revolving Loans, the Revolving Note and/or the letters of credit issued hereunder. Without limitation of the foregoing generality:

                  (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of the Revolving
         Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

                  (ii) The Bank shall have the unrestricted right at any time or from time to time, and without the consent of or notice to the Borrower, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Borrower agrees that at no cost to itself it shall execute, or cause to be executed, such documents, including, without limitation, amendments to any documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower at no cost to itself shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

                  (iii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Revolving Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants; provided that the Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

         The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank together with payment of the sum described in the second sentence of ss.6.3; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the

Revolving Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.8. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Revolving Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.8 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.6 (as such address may be changed from time to time pursuant to said ss.6.6) or (ii) by serving a copy thereof upon it at its address set forth in ss.6.6 (as such address may be changed from time to time pursuant to said ss.6.6).

         6.9. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         6.10. REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Revolving Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Revolving Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Revolving Note or other Loan Document in the same principal amount (as to the Revolving Note) and in any event of like tenor.

         6.11. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Revolving Note or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by the Revolving Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Revolving Note, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of the Revolving Note or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Revolving Note and not to the payment of interest. The provisions of this ss.6.11 shall control every other provision of this letter agreement and of the Revolving Note.

         6.12. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, THE REVOLVING NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE REVOLVING LOANS AS CONTEMPLATED HEREIN.

         VII.  DEFINED TERMS

         7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Aggregate Bank Liabilities" - At any time, the sum of (i) the principal amount of all Revolving Loans then outstanding, PLUS (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, PLUS (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor another day on which banks in Boston, Massachusetts are authorized or directed to close.

         "Current Liabilities" - All liabilities of the Borrower and/or any Subsidiary of the Borrower which would properly be shown as current liabilities on a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles consistently applied. In addition to the foregoing and without limitation thereof, "Current Liabilities" will also and in any event be deemed to include the Revolving Loans and all liabilities (whether or not contingent) in connection with any letter of credit issued hereunder.

         "Digital Business Ventures" - As defined in ss.3.5.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Expiration Date" - June 30, 2001, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

         "Indebtedness" - All obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness, is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others, and shall also include contingent liabilities in respect of letters of credit.

         "Loan Documents" - Each of this letter agreement, the Revolving Note and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Revolving Loans or any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "Maximum Revolving Amount" - At any date as of which same is to be determined, the amount by which (x) $5,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower plus (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied, but subject to the provisions of ss.3.10.

         "Net Quick Assets" - As determined at any time, the sum of (i) all cash and cash-equivalents then held by the Borrower PLUS (ii) all Receivables of the Borrower then outstanding (less an allowance for doubtful accounts based on the Borrower's prior experience).

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity, including, without limitation, all liabilities in respect of any Revolving Loans, any letters of credit, any foreign exchange contracts, any automated clearinghouse transactions and/or the Borrower's corporate credit card program.

         "Other Permitted Ventures" - As defined in ss.3.5.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Person" - An individual, corporation, limited liability company, partnership, limited partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Receivables" - All of the Borrower's accounts receivable for goods sold or for services rendered.

         "Subsidiary" - As to any Person, any corporation or other entity of which said Person and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer, employee or other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                                           Very truly yours,

                                           Sapient Corporation


                                           By:
                                              ------------------------------
                                               Name:
                                               Title:

Accepted and agreed:

FLEET NATIONAL BANK


By:
   --------------------------------
    Name:
    Title:

                               DISCLOSURE SCHEDULE


Item 2.1(a)                Jurisdictions in which Borrower is qualified;
                           Subsidiaries

Item 2.1(b)                5% stock ownership

Item 2.1(e)                Litigation

Item 2.1(i)                Transactions outside the ordinary course since
                           December 31, 1999

Item 4.1                   Existing Indebtedness

Item 4.2                   Existing Liens

Item 4.3                   Existing Guaranties

Item 4.5                   Existing loans to officers